-FOR IMMEDIATE RELEASE -	Additional Information:
PO Box 218370	Reliability Incorporated	Reliability Power, Inc.
Houston, TX 77218	Larry Edwards x 200	Shree Ramadas
	Carl Schmidt x 203	805-449-1667
281/492-0550
281/492-0615 -- fax

RELIABILITY INCORPORATED ANNOUNCES SALE OF POWER SOURCES DIVISION

HOUSTON, TEXAS, March 15, 2006 - Reliability Incorporated (the "Company", OTC Pink Sheets: REAL.PK), today announced that it had completed the sale of its Power Sources Division under an Asset Purchase Agreement between the Company and Reliability Power, Inc., an unaffiliated third party located in Southern California that was executed on March 14, 2006. Proceeds from the sale were $284,000, and will be used to fund operations. The transaction is expected to result in a gain of approximately $120,000, which will be reported in the first quarter of 2006, at which time the Power Sources Division will be reported as discontinued operations.

Sales and service for Reliability Power, Inc. will be handled by Mr. Shree Ramadas, Vice President of Sales and Marketing.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this report regarding Reliability's business which are not historical facts are "forward looking statements" that involve risks and uncertainties that may affect the operations, performance, development and results of the Company's business and include, but are not limited to, the ability of the Company to raise funds to fund future operations through the sale of assets, adverse changes in the global economy, decreases in the demand for electronic products and semiconductors, market acceptance of the Company's products and services, the impact of competition, delays in product development schedules, delays due to technical difficulties related to developing and implementing technology, delays in delivery schedules, the ability to attract and maintain sufficient levels of people with specific technical talents, future results related to investments or liquidity, changes in demand for the Company's products and services and the Company's customers' products and services and the ultimate acceptance by the market of new products. Actual results may materially differ from projections.